EXHIBIT 11.0      STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)

         Earnings per share were computed as follows (dollar amounts in thousands except share data):

                                                                       WEIGHTED
                                                                        AVERAGE        PER SHARE
                                                        INCOME           SHARES         AMOUNT
                                                        ------           ------         ------
FOR THE THREE MONTH ENDED MARCH 31, 2000:
BASIC EARNINGS PER SHARE:
    Income available to common stockholders            $     509        1,852,777        $0.27
EFFECT OF DILUTIVE SECURITIES:
    Stock options                                                          45,862
    Unearned incentive plan shares                                         34,588
                                                                        ---------
DILUTED EARNINGS PER SHARE:
    Income available to common stockholders and
         assumed conversions                           $     509        1,933,228        $0.26
                                                       =========        =========        =====


FOR THE THREE MONTHS ENDED MARCH 31, 1999:
BASIC EARNINGS PER SHARE:
    Income available to common stockholders            $     341        2,029,092        $0.17
EFFECT OF DILUTIVE SECURITIES:
    Stock options                                                          47,276
    Unearned incentive plan shares                                         54,549
                                                                        ---------
DILUTED EARNINGS PER SHARE:
    Income available to common stockholders and
         assumed conversions                           $     341        2,130,917        $0.16
                                                       =========        =========        =====




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